EXHIBIT 99.1

FOR IMMEDIATE RELEASE

December 20, 2021

THE EASTERN COMPANY ANNOUNCES THE

RETIREMENT OF MICHAEL McMANUS, DIRECTOR

NAUGATUCK, CT - The Eastern Company ("Eastern" or the "Company") (NASDAQ:EML), an industrial manufacturer of unique engineered solutions serving commercial transportation, logistics, and other industrial markets, today announced that Michael McManus will retire from its Board of Directors, effective December 31, 2021.

James Mitarotonda, Chairman of the Board said, “On behalf of The Eastern Company and its board of directors, I thank Mike for his dedicated service to Eastern since 2015, including as Chairman of the Compensation Committee and a member of the Audit and Environmental, Health & Safety Committees. We have benefitted from his insights and leadership and are grateful for his many contributions.  His positive impact will last beyond his tenure on the board.”

Mr. Mitarotonda continued, “The Board of Directors elected John Everets as Chairman of the Compensation Committee at the Board of Directors meeting on December 15, 2021 which will be effective on January 1, 2022.  Mr. McManus was not replaced on the Audit and Environmental, Health & Safety Committees.”

The Nominating Committee of the Board of Directors has initiated a search for a new Director to be elected at the Company’s annual shareholder meeting in 2022.

About Eastern

The Eastern Company is a 163 year old company which manages industrial businesses that design, manufacture and sell unique engineered solutions to markets, focusing on industries that offer long-term macroeconomic growth opportunities. The Company operates in three business segments -- Industrial Hardware, Security Products and Metal Products -- from 20 locations in the U.S., Canada, Mexico, U.K., Taiwan and China.

Safe Harbor for Forward-Looking Statements

Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words "believes," "intends," "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers, cybersecurity breaches, changes in competition in our markets, and increased prices for raw materials resulting from tariffs on imported goods or otherwise. There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission. We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

Investor Relations Contacts:

The Eastern Company

August Vlak or John L. Sullivan III

203-729-2255

SOURCE: The Eastern Company